Exhibit 99.1

Release:    June 16, 2023

CPKC announces Investor Day webcast

Calgary – Canadian Pacific Kansas City (TSX: CP) (NYSE: CP) (CPKC) announced today that it will webcast its Investor Day presentations in Kansas City on June 28, 2023.

The live webcast and presentation slides will be available on CPKC’s website at www.cpkcinvestorday.com. Presentation slides will be posted on June 28 prior to the event.

Members of CPKC’s industry-leading senior executive team will share how CPKC is primed to execute the advantages of the new combined single-line network to drive long-term profitable growth. Speakers on June 28 include:

•	Keith Creel, President and Chief Executive Officer

•	John Brooks, Executive Vice-President and Chief Marketing Officer

•	Mark Redd, Executive Vice-President and Chief Operating Officer,

•	Nadeem Velani, Executive Vice-President and Chief Financial Officer

•	John Orr, Executive Vice-President and Chief Transformation Officer

•	James Clements, Executive Vice-President Strategic Planning & Technology

•	Jonathan Wahba, Senior Vice-President Sales and Marketing, Intermodal, Automotive & Bulk

•	Coby Bullard, Senior Vice-President Sales and Marketing, Merchandise, ECP & Transloads

•	Justin Meyer, Senior Vice-President Mechanical & Engineering

•	Mike Foran, Senior Vice-President Network and Capacity Management

•	Maeghan Albiston, Vice-President and Chief Human Resources Officer

•	Ian Gray, Vice-President Financial Planning & Accounting

•	Pam Arpin, Vice-President and Chief Information Officer

•	David Eaton, Director of Business Development Mexico

The presentation will run from 7:45 a.m. to 2:45 p.m. CT.

About CPKC

With its global headquarters in Calgary, Alta., Canada, CPKC is the first and only single-line transnational railway linking Canada, the United States and México, with unrivaled access to major ports from Vancouver to Atlantic Canada to the Gulf of México to Lázaro Cárdenas, México. Stretching approximately 20,000 route miles and employing 20,000 railroaders, CPKC provides North American customers unparalleled rail service and network reach to key markets across the continent. CPKC is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpkcr.com to learn more about the rail advantages of CPKC. CP-IR

Contacts:

Media

mediarelations@cpkcr.com

Investment Community

Chris De Bruyn

403-319-3591

investor@cpkcr.com